STOCK EXCHANGE AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of the 12th day of July, 2021, to be effective as of June 30, 2021, by and between CorEnergy Infrastructure Trust, Inc., a Maryland corporation (“Company”), and the individuals signatory to this agreement below (collectively, the “Members”). Company and Members may be referred to herein collectively as “Parties.”

WHEREAS, Members collectively are the holders of all of the currently outstanding Class A-1 units (the “Class A-1 Units”) issued pursuant to the Third Amended and Restated Limited Liability Company Agreement (the “Third LLC Agreement”) of Crimson Midstream Holdings, LLC (“Crimson”) which, upon the replacement of the Third LLC Agreement by the Fourth Amended and Restated LLC Agreement of Crimson (the “Fourth LLC Agreement”) in connection with the receipt of CPUC Approval (as defined in the Third LLC Agreement) will become exchangeable for Series C Exchangeable Preferred Stock (the “Series C Preferred Stock”) of the Company;

WHEREAS, the Series C Preferred Stock Articles Supplementary (the “Series C Articles Supplementary”) provide that the Members, as the potential holders of shares of Series C Preferred Stock that would be issued following any exercise of the exchange rights of the Class A-1 Units, would then have the option to exchange (an “Exchange”) each share of Series C Preferred Stock received for a depositary share, representing 1/100th of a whole share of the 7.375% Series A Cumulative Redeemable Preferred Stock (each such depositary share referred herein as the “Series A Preferred Stock”) of the Company on a one-to-one exchange basis (the “Exchange Rate”);

WHEREAS, the Series C Articles Supplementary also provide the Company the right to force an Exchange of all of the outstanding shares of Series C Preferred Stock at any time the VWAP (as that term is defined in the Series C Articles Supplementary) of the Series A Preferred Stock is greater than $23.50 for at least thirty (30) consecutive trading days (the “Threshold Period”), for a number of shares of Series A Preferred Stock equal to the number of shares of Series C Preferred Stock to be exchanged multiplied by $25.00 and divided by $23.50 (the “Forced Exchange Rate”); and

WHEREAS, as of the close of business on June 30, 2021, the Threshold Period will not have been attained and notwithstanding the Series C Articles Supplementary, the Parties have agreed that any future exercise by the Members of the right to exchange Class A-1 Units shall be for the right to receive shares of Series A Preferred Stock using the Forced Exchange Rate.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties hereto agree as follows:

1.Implementation of Deemed Series C Preferred Stock Exchange.
a.In consideration for the Member’s agreement to eliminate the right to receive Series C Preferred Stock in exchange for Class A-1 Units, the Company agrees each Member shall have the right to receive shares of Series A Preferred Stock set forth on Exhibit A attached hereto with the amount each Member is entitled to receive calculated using the Forced Exchange Rate. The Series A Preferred Stock that each Member shall have the right to receive shall have identical rights, priorities and preferences to the outstanding depositary shares representing Series A Preferred Stock of the Company as such rights, priorities and preferences are set forth in the Series A Preferred Stock Articles Supplementary.

b.The Parties hereby commit to amend the Fourth LLC Agreement prior to the time that such agreement becomes effective, such that the Members’ right to exchange the Class A-1 Units into Series C Preferred Stock shall be terminated and amended to instead become a right to exchange the Class A-1 Units into Series A Preferred Stock.

2.Consideration. The Parties acknowledge and agree that no additional monetary or     other consideration is due to any party in connection with the Exchange contemplated hereby.

3.Use of Forced Exchange Rate. The Parties recognize the benefit afforded to Members by using the Forced Exchange Rate for purposes of the Exchange contemplated by this Agreement.

4.Notices. All notices and other communications between the Parties shall be in writing and shall be deemed properly given if sent (i) by email to the email address provided by the receiving party, provided that notices alleging a breach or default may not be given by email, (ii) by hand delivery, (iii) by reputable next-business-day courier, or (iv) by certified U.S. Mail, return receipt requested, postage pre-paid, to such address as the Parties may designate in writing to the other Parties. Notice shall be deemed given upon receipt or refusal of delivery.

5.Amendment. This Agreement shall not be altered or otherwise amended except by an instrument in writing signed by all Parties.

6.Governing Law. This Agreement and the rights and obligations of the Parties hereto shall be governed by and construed in accordance with the laws of the State of Maryland.

7.Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

8.Entire Agreement; Construction. This Agreement constitutes the final and complete expression of the understanding of the Parties with respect to the subject matter hereof, and replaces and supersedes all prior understandings with respect thereto. This Agreement has been negotiated by the Parties, and their respective legal counsel, and the Parties specifically agree that any legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting will not apply in any construction or interpretation of this Agreement. The section headings contained herein are for convenience and reference only and are not intended to define or limit the scope of any provisions of this Agreement.

9.Actions Necessary to Complete Exchange. Each Party hereby agrees to execute and deliver all such other documents or instruments and to take any actions as may be reasonably required in order to effectuate the transactions contemplated by this Agreement.

10.Counterpart. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set above.

COMPANY CORENERGY INFRASTRUCTURE TRUST, INC. By: /s/ David J. Schulte Name: David J. Schulte Title: Chief Executive Officer
MEMBERS /s/ John D. Grier John D. Grier	/s/ M. Bridget Grier M. Bridget Grier
THE BRIDGET GRIER SPOUSAL SUPPORT TRUST DATED DECEMBER 18, 2012 By: /s/ John D. Grierrr Name: John Grier Title: Trustee	THE SAMUEL JOSEPH GRIER TRUST DATED OCTOBER 15, 2012 By: /s/ Robert G. Lewiss Name: Robert G. Lewis Title: Trustee
THE HUGH DAVID GRIER TRUST DATED OCTOBER 15, 2012 By: /s/ Robert G. Lewiss Name: Robert G. Lewis Title: Trustee

Exhibit A

Exchanged Shares

Shareholder	Class A-1 Units of Crimson Currently Held	Right to Receive Series A Preferred Stock Upon Exchange of Class A-1 Units of Crimson
John D. Grier	1,081,663.6	1,150,705.96 depositary shares
M. Bridget Grier	430,443.6	457,918.72 depositary shares
The Bridget Grier Spousal Support Trust Dated December 18, 2012	26,452.8	28,141.28 depositary shares
The Samuel Joseph Grier Trust Dated October 15, 2012	37,321.0	39,703.19 depositary shares
The Hugh David Grier Trust Dated October 15, 2012	37,321.0	39,703.19 depositary shares